                                                                     EXHIBIT 12

                          REGENCY REALTY CORPORATION

       RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                         SEP-98   SEP-97   1997    1996    1995    1994
                         -------  ------  ------  ------  ------  ------
Pretax net income.......  40,415  17,507  27,402   9,907   4,994   5,101
Plus fixed charges......  26,542  15,827  21,563  11,916  10,299   6,564
Less gain on sale....... (10,737)    --     (451)    --      --      --
Less preferred stock
 dividend...............     --      --      --      (58)   (591)   (283)
Less capitalized
 interest...............  (3,447) (1,078) (1,896)   (381)   (285)   (216)
                         -------  ------  ------  ------  ------  ------
Earnings................  52,773  32,256  46,618  21,384  14,417  11,166
Preferred stock
 dividend...............     --      --      --       58     591     283
Interest expense........  23,095  14,749  19,667  11,477   9,423   6,065
Capitalized interest....   3,447   1,078   1,896     381     285     216
                         -------  ------  ------  ------  ------  ------
Total fixed charges.....  26,542  15,827  21,563  11,916  10,299   6,564
Ratio...................     2.0     2.0     2.2     1.8     1.4     1.7